Exhibit 10.24

Cure TopCo, LLC

c/o Signify Health, LLC

800 Connecticut Avenue

Norwalk, CT 06854

November 23, 2020

Mr. Kevin M. McNamara

Dear Kevin:

I am pleased to formally confirm the terms and conditions of your service on the Board of Directors (the “Board”) of Cure TopCo, LLC, a Delaware limited liability company formerly known as Chloe Ox Holdings, LLC (the “Company”), and your provision of consulting services to the Company. We are excited about your continuing to contribute your experience and depth of knowledge to the leadership of the Company.

During the period of your service as a member of the Board (the “Term”), you agree to make reasonable efforts to attend all Board meetings (either in person or, as an alternative if not possible, by telephone) and to devote a reasonable amount of your business time to your services to the Company pursuant to this letter commensurate with your role as a non-employee member of the Board. In addition, during the Term, you agree to be available to provide such consulting and advisory services as may be reasonably requested by the Company from time to time (the “Consulting Services”).

As compensation for your service as a member of the Board and for Consulting Services, you will be paid a fee of $225,000 annually, payable in accordance with the Company’s payroll practices and subject to applicable withholding taxes. In addition, you will be reimbursed for the premiums you pay for your participation in the Company’s life, accidental death and dismemberment, short-term disability and medical insurance plans. You will also be reimbursed for all reasonable out-of-pocket business expenses, consistent with Company’s policies.

As a member of the Board, you will be covered by the Company’s directors’ liability insurance on the same basis as the other members of the Board and will be covered by the directors’ indemnification provisions contained in the Company’s organizational documents. During the Term, you agree to observe and comply with all lawful rules, regulations, policies and procedures established by the Company from time to time and all applicable laws, rules and regulations that relate to your appointment. During your Board service, you will not undertake any outside activity, whether or not competitive with the business of the Company or its affiliates, that could reasonably give rise to a conflict of interest or otherwise interfere with any of your duties or obligations to the Company or any of its affiliates.

This letter agreement sets forth the entire agreement between the parties and supersedes and terminates all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the terms and conditions of your engagement by the Company. This letter agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and a duly authorized representative of the Company. Notwithstanding the foregoing, this letter agreement may be terminated at any time by either party for any reason.

Nothing in this letter should be construed to interfere with or otherwise restrict in any way the rights of the Company and the members of the Company to remove any individual from the Board at any time in accordance with the provisions of applicable law and the Company’s organizational documents. This agreement shall be construed and enforced under and be governed in all respects by the laws of Delaware without regard to any conflict of law principles that would result in the application of the laws of any other jurisdiction.

We look forward to your continued service on our team. Please indicate your acceptance of the foregoing terms by signing the enclosed copy of this letter and returning it to me.

CURE TOPCO, LLC

By:	/s/ Steve Senneff
Name:	Steve Senneff
Title:	President & CFO

AGREED AND ACCEPTED:

/s/ Kevin McNamara
Kevin McNamara

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